            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 5, 1998

                                 $200,000,000

                          CONTIFINANCIAL CORPORATION
                         8 1/8% Senior Notes Due 2008

Interest payable April 1 and October 1                        Due April 1, 2008

                                 ------------

The 8 1/8% Senior Notes Due 2008 (the "Notes") are being offered by ContiFinancial Corporation (the "Company"). The Notes will be redeemable as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus 50 basis points, plus in each case accrued interest to the date of redemption. Upon a Change of Control (as defined herein), each holder of Notes may require the Company to repurchase the Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes."

The Notes will be represented by one or more book-entry securities registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in this Prospectus Supplement and the accompanying Prospectus, Notes in certificated form will not be issued in exchange for the book-entry securities.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

THESE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         UNDERWRITING
                                              PRICE TO   DISCOUNTS AND  PROCEEDS TO
                                             PUBLIC(1)    COMMISSIONS  COMPANY(1)(2)
                                            ------------ ------------- -------------
Per Note...................................    99.889%         2%         97.889%
Total...................................... $199,778,000  $4,000,000   $195,778,000

(1) Plus accrued interest, if any, from April 7, 1998.
(2) Before deducting expenses payable by the Company estimated at $200,000.

  The Notes are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Notes in book-entry form will be made through the facilities of DTC on or about April 7, 1998, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON
                             MERRILL LYNCH & CO.
                                                     MORGAN STANLEY DEAN WITTER

                  Prospectus Supplement dated April 2, 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT-COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE COMPANY

  The Company is a consumer and commercial finance company. The Company, through ContiMortgage Corporation and other subsidiaries, is an originator, securitizer and servicer of home equity loans made to borrowers whose needs may not be met by traditional financial institutions. In addition, the Company provides, through ContiTrade Services L.L.C., financing, securitization services and, through ContiFinancial Services Corporation, bond placement services to originators of a broad range of loans, leases and receivables, including: loans for a variety of commercial real estate property types; home equity loans; home improvement loans; prime, sub-prime and non-prime auto loans; equipment leases; franchise loans and time-share loans.

                              RECENT DEVELOPMENTS

  On April 1, 1998, the Company consummated the acquisition of 100% of the capital stock of Keystone Capital Group, Inc. and Keystone Mortgage Investments, Inc. In connection with these acquisitions, the Company completed the formation of Keystone Mortgage Partners L.L.C. ("Keystone Partners") to combine the management and resources of the acquired companies. The Company owns 75% of Keystone Partners, which is an originator and servicer of commercial mortgage loans, with the remaining 25% owned by the former owners of the two acquired Keystone companies. In addition, on March 31, 1998, the Company completed its 33% equity investment in Arrow Service Bureau, Inc. In March 1998, the Company also expanded its commercial mortgage business by investing in convertible preferred stock and warrants of Crown NorthCorp, Inc. ("Crown"). The preferred stock, when converted, and the warrants, when exercised, will represent 7% of the common stock of Crown. Crown is an international financial services firm which originates commercial mortgages and provides asset management and loan servicing capabilities.

  The Company has undertaken an assessment to determine the anticipated costs and remediation of the systems and applications, either its own or those of material business counterparties, to make them Year 2000 compliant. This assessment is not yet complete; completion is expected in the first quarter of fiscal 1999 (i.e., the quarter ended June 30, 1998). The "Year 2000" issue involves computer programs and applications that were written using two digits (instead of four) to describe the applicable year. Failure to successfully modify such programs and applications to be Year 2000 compliant may have a material adverse impact on the Company. Exposure arises not only from potential consequences (e.g., business interruption) of certain of the Company's own applications not being Year 2000 compliant, but the impact on non-compliance by certain significant counterparties, including Strategic Alliances.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes are estimated to be approximately $195,578,000, after deduction of underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, including repurchasing loans from its Purchase and Sale Facilities, strategic acquisitions and other working capital needs.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997, on an actual basis and as adjusted to give effect to the sale of the Notes.

                                                          AS OF DECEMBER 31,
                                                                 1997
                                                        -----------------------
                                                          ACTUAL    AS ADJUSTED
                                                        ----------  -----------
                                                        (DOLLARS IN THOUSANDS)
CURRENT PORTION OF LONG-TERM DEBT:
  Capitalized leases................................... $      273  $      273
                                                        ----------  ----------
LONG-TERM DEBT:
  Capitalized leases................................... $    1,010  $    1,010
  7 1/2% Senior Notes Due 2002.........................    199,380     199,380
  8 3/8% Senior Notes Due 2003.........................    299,269     299,269
  8 1/8% Senior Notes Due 2008.........................        --      199,778
                                                        ----------  ----------
    Total Long-term debt...............................    499,659     699,437
                                                        ----------  ----------
STOCKHOLDERS' EQUITY:
  Preferred stock ($0.01 par value) 25,000,000 shares
   authorized; none issued
   and outstanding.....................................        --          --
  Common stock ($0.01 par value) 250,000,000 shares au-
   thorized;
   47,657,539 shares issued and outstanding............        477         477
  Paid-in capital......................................    398,963     398,963
  Retained earnings....................................    225,502     225,502
  Treasury stock.......................................       (158)       (158)
  Deferred compensation................................    (12,482)    (12,482)
                                                        ----------  ----------
    Total stockholders' equity.........................    612,302     612,302
                                                        ----------  ----------
      Total capitalization............................. $1,112,234  $1,312,012
                                                        ==========  ==========

                        SELECTED FINANCIAL INFORMATION

  The following sets forth selected financial information for the nine months ended December 31, 1997 and 1996, and for each year in the five year period ended March 31, 1997. The selected financial information presented below for the year ended March 31, 1993, has not been separately audited but has been derived from Continental Grain Company's audited financial statements which are not included herein. The selected financial information presented below for the years ended March 31, 1997, 1996, 1995 and 1994 has been derived from the audited Consolidated Financial Statements of the Company. The selected financial information for each of the nine months ended December 31, 1997 and 1996, has been derived from the unaudited Consolidated Financial Statements of the Company incorporated by reference. In the opinion of the Company, such unaudited financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. Results for the nine months ended December 31, 1997, are not necessarily indicative of the results for the full year. The following data should be read in conjunction with the Consolidated Financial Statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Annual Report on Form 10-K for the year ended March 31, 1997, which has been filed with the Securities and Exchange Commission and is incorporated herein by reference.

                            NINE MONTHS ENDED
                              DECEMBER 31,                    YEARS ENDED MARCH 31,
                          ----------------------  -------------------------------------------------
                             1997        1996        1997       1996      1995      1994     1993
                          ----------  ----------  ----------  --------  --------  --------  -------
INCOME STATEMENT DATA:      (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
 Gross income:
 Gain on sale of receiv-
  ables.................  $  225,763  $  133,773  $  210,861  $146,529  $ 67,512  $ 49,671  $18,587
 Interest...............     171,401     109,967     161,402    91,737    42,929    20,707   11,385
 Net servicing income...      58,646      32,386      46,340    29,298     9,304     3,989    1,842
 Other income (loss)....      13,598       4,652       9,227     4,252     2,252       162     (147)
                          ----------  ----------  ----------  --------  --------  --------  -------
  Total gross income....  $  469,408  $  280,778  $  427,830  $271,816  $121,997  $ 74,529  $31,667
                          ==========  ==========  ==========  ========  ========  ========  =======
 Income before income
  tax expense and
  minority interest.....  $  163,059  $  122,787  $  177,041  $126,536  $ 56,988  $ 35,286  $12,149
 Income taxes...........      66,154      49,192      71,341    49,096    22,168    13,726    4,640
 Minority interest of             55        (379)       (304)    3,310     8,728     5,076    1,600
  subsidiary............  ----------  ----------  ----------  --------  --------  --------  -------
 Net income.............  $   96,850  $   73,974  $  106,004  $ 74,130  $ 26,092  $ 16,484  $ 5,909
                          ==========  ==========  ==========  ========  ========  ========  =======
 Diluted earnings per
  common share (pro
  forma at March 31,
  1996 only)............  $     2.07  $     1.68  $     2.40  $   2.00
 Ratio of earnings to
  fixed charges (a).....        2.33x                   2.47x     2.65x     2.63x     3.49x    2.62x
BALANCE SHEET DATA (END
 OF PERIOD):
 Cash and cash equiva-
  lents.................  $  116,668  $   39,043  $   51,200  $ 32,479  $  2,822  $  2,308  $   222
 Interest-only and re-
  sidual certificates
  (excess
  spread receivables)...     622,764     338,012     445,005   293,218   143,031    94,491   51,270
 Total assets...........   2,357,986   1,542,738   1,545,798   892,540   327,742   217,856   76,526
 Due to affiliates......      16,163     242,245      36,367   337,734   114,907    49,846   12,463
 Long-term debt.........     499,932     299,170     498,817       --        --        --       --
 Total liabilities......   1,744,341   1,167,444   1,136,726   597,721   243,579   138,513   18,743
 Minority interest in
  subsidiary............       1,343       1,234       1,288       --     16,248     7,520    2,444
 Stockholders' equity...     612,302     374,060     407,784   294,819    67,915    71,823   55,339
AS ADJUSTED BALANCE
 SHEET DATA
 (END OF PERIOD) (B):
 Cash and cash equiva-
  lents.................  $  312,246
 Interest-only and re-
  sidual certificates
  (excess spread receiv-
  ables)................     622,764
 Total assets...........   2,557,764
 Due to affiliates......      16,163
 Long-term debt.........     699,710
 Total liabilities......   1,944,119
 Minority interest in
  subsidiary............       1,343
 Stockholders' equity...     612,302

                           NINE MONTHS ENDED
                             DECEMBER 31,                           YEARS ENDED MARCH 31,
                         ------------------------    ----------------------------------------------------
                            1997          1996          1997       1996       1995       1994      1993
                         ----------    ----------    ---------- ---------- ---------- ---------- --------
OPERATING DATA:
 ContiMontgage serviced
  loan portfolio (at
  period end)..........  $9,122,792    $5,699,145    $6,423,376 $3,863,575 $2,192,190 $1,105,393 $484,857
 Securitization and
  sales volume:
 Home equity and home
  improvement loans(c).  $4,681,365    $2,460,335    $3,642,554 $2,030,270 $1,292,691 $  772,324 $272,544
 Commercial loans......     981,545       437,203       742,259    185,980     89,000        --       --
 Triad auto loans......     108,055           --         43,530        --         --         --       --
 Strategic Alliances...     307,898       484,805       568,401  1,776,700    906,000    418,000  426,000
                         ----------    ----------    ---------- ---------- ---------- ---------- --------
  Total securitization
   and sales             $6,078,863    $3,382,343    $4,996,744 $3,992,950 $2,287,691 $1,190,324 $698,544
   volume..............  ==========    ==========    ========== ========== ========== ========== ========
LOAN LOSS DATA (D):
 Delinquency rate (at
  period end) (e)......       3.42%         4.17%         3.24%      2.51%      1.64%      0.97%    1.20%
 Default rate (at pe-
  riod end) (f)........       5.55%         4.38%         4.70%      3.54%      1.16%      0.81%    1.70%
 Net losses as a per-
  centage of average
  amount outstanding...       0.33%(g)      0.18%(g)      0.26%      0.13%      0.08%      0.15%    0.26%

--------
(a) Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense less equity in income of unconsolidated subsidiaries and minority interest to (ii) interest expense.
(b) The as adjusted balance sheet data as of December 31, 1997, reflects the offering of the Notes, net of estimated expenses of such offering. See "Capitalization."
(c) Includes production from ContiMortgage, ContiWest and other home equity subsidiaries of the Company.
(d) Loan loss data represents data for the home equity loan servicing portfolio of ContiMortgage and certain of the Company's home equity loan subsidiaries for which ContiMortgage services loans.
(e) The delinquency percentage represents, as a percentage of the aggregate principal balance of loans in ContiMortgage's servicing portfolio as of the relevant date, the outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.
(f) The default percentage represents, as a percentage of the aggregate principal balance of loans in the Company's portfolio as of the relevant date, the aggregate principal balance pertaining to home equity loans in foreclosure, bankruptcy or forbearance, and real estate owned.
(g) This percentage is based on data for the nine months ended December 31.

                           DESCRIPTION OF THE NOTES

  The following description of the Notes supplements, and should be read in conjunction with, statements under "Description of Securities--Debt Securities" set forth in the accompanying Prospectus. The Notes will be "Senior Debt Securities" (as defined in the Prospectus). The Notes will be issued pursuant to the Indenture (as defined in the Prospectus).

GENERAL

  The Notes will be limited to $200,000,000 in aggregate principal amount. The Notes constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. As of December 31, 1997, after adjusting for the sale of the Notes, the Company would have had $701.3 million principal amount of senior debt outstanding (including capital leases) and no subordinated debt. The Notes will bear interest from April 7, 1998, or from the most recent date to which interest has been paid or provided for, at the annual rate set forth on the cover page of this Prospectus Supplement, and will mature on April 1, 2008. Interest will be payable semi-annually on April 1 and October 1, commencing October 1, 1998 to the persons in whose names the Notes are registered at the close of business on the preceding March 15 or September 15. Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof. All payments of interest and principal will be payable in U.S. Dollars.

OPTIONAL REDEMPTION

  The Notes will be redeemable as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 50 basis points, plus in each case accrued interest to the date of redemption.

  "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by Independent Investment Bankers as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Bankers" means Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefore another Primary Treasury Dealer.

  Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

CHANGE OF CONTROL

  Upon a Change of Control, each Holder shall have the right to require that the Company purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

DEFEASANCE

  The Indenture permits the defeasance of the Notes upon the satisfaction of the conditions described under "Description of Securities--Debt Securities-- Discharge, Legal Defeasance and Covenant Defeasance" in the Prospectus. The Notes are subject to these defeasance provisions.

BOOK-ENTRY SYSTEM

  The Notes will be issued in the form of one or more Book-Entry Securities (as defined in the Prospectus) which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. See "Description of Securities--Debt Securities--Book-Entry Debt Securities" in the Prospectus. Payments of principal of and interest on the Notes will be made to DTC in immediately available funds.

  DTC has advised as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

  The laws of some states require that certain persons take physical delivery of securities which they own. Consequently, the ability to transfer beneficial interest in the Book-Entry Securities is limited to the extent this requirement may prevent certain potential purchasers of such beneficial interests from purchasing them.

  Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Notes.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Terms Agreement dated April 2, 1998, among the Company, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, which incorporates by reference the Underwriting Agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to the several underwriters named below (the "Underwriters") and the Underwriters have severally but not jointly agreed to purchase from the Company the principal amounts of Notes set forth opposite their respective names below:

                                                                     PRINCIPAL
            UNDERWRITER                                                AMOUNT
            -----------                                             ------------
      Credit Suisse First Boston Corporation.......................  $66,668,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated...........   66,666,000
      Morgan Stanley & Co. Incorporated............................   66,666,000
                                                                    ------------
        Total...................................................... $200,000,000
                                                                    ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Notes, if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Underwriters that they propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of 1.20% of the principal amount per Note, and that the Underwriters and such dealers may allow a discount of 0.60% of such principal amount per Note on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

  The Notes are a new issue of securities with no established trading market. The Underwriters have advised the Company that they intend to act as market makers for the Notes. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  Certain of the Underwriters and their associates and affiliates have in the past, and may in the future (i) provide underwriting, financial advisory or other services to the Company, (ii) purchase from or sell to the Company loans, securities or other assets or (iii) may have borrowing relationships with, engage in other transactions with, and/or perform services, including commercial and investment banking services, for the Company and its subsidiaries in the ordinary course of business.

  Credit Suisse First Boston Corporation, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Securities.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The Notes being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against such issuer or persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the Notes and certain other legal matters will be passed upon for the Company by Dewey Ballantine LLP, New York, New York, counsel for the Company. The Underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The consolidated financial statements of ContiFinancial Corporation and its subsidiaries as of March 31, 1997 and 1996, and for each of the years in the three-year period ended March 31, 1997, included in the Company's Annual Report on Form 10-K for the year ended March 31, 1997, are incorporated by reference in this Prospectus Supplement and have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                            SPECIAL NOTE REGARDING
                          FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus Supplement and under the captions "The Company" and "Risk Factors" and elsewhere in the Prospectus constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Many important factors could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, prepayment, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for the Company's services, the impact of certain covenants in loan agreements of the Company, the degree to which the Company is leveraged, the Company's needs for financing, and other risks identified in the Company's filings with the Securities and Exchange Commission.

PROSPECTUS
                          CONTIFINANCIAL CORPORATION
                                 COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES

  ContiFinancial Corporation (the "Company") may offer from time to time, together or separately, (i) shares of its Common Stock, $0.01 par value per share (the "Common Stock"), (ii) shares of its preferred stock, $0.01 par value per share (the "Preferred Stock") and (iii) its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities") (the Common Stock, the Preferred Stock and the Debt Securities are collectively referred to herein as the "Securities"), in amounts, at prices and on terms to be determined at the time of the offering thereof. The Subordinated Debt Securities and Preferred Stock may be convertible or exchangeable into other series of Preferred Stock or shares of Common Stock. The Securities offered pursuant to this Prospectus by the Company may be issued in one or more series or issuances the aggregate offering price of which will not exceed $600,000,000 (or the equivalent thereof in one or more foreign currencies or foreign currency units).

  The specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered and whether such shares will be offered by the Company, (ii) in the case of Preferred Stock, the specific designation, the aggregate number of shares offered, the dividend rate (or method of calculation thereof), the dividend period and dividend payment dates, whether such dividends will be cumulative or noncumulative, the liquidation preference, the voting rights, if any, any terms for optional or mandatory redemption, any terms for conversion or exchange into other Securities and any other special terms and (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the ranking as Senior Debt Securities or Subordinated Debt Securities, the authorized denominations, the maturity, any premium, rate or method of calculation of interest and dates for payment thereof, any terms for optional or mandatory redemption, any sinking fund provisions, any terms for conversion or exchange into other Securities and any other special terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company including any Senior Debt Securities.

  The Company may sell the Securities (i) through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, with such underwriters to be designated at the time of sale, (ii) through agents designated from time to time, or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Offered Securities, the public offering price or purchase price thereof, any applicable commissions or discounts, any other terms of the offering of such Offered Securities and the net proceeds to the Company from such sale, will be set forth in the applicable Prospectus Supplement.

  FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES, SEE THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

  The Common Stock is listed on the New York Stock Exchange under the symbol "CFN." Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to an official notice of issuance.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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  This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement, whose terms shall modify and supersede any inconsistent statement made herein.

                 The date of this Prospectus is March 5, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation Of Certain Documents By Reference............................   3
The Company................................................................   4
Recent Developments........................................................   5
Risk Factors...............................................................   6
Ratios Of Earnings To Fixed Charges........................................  13
Use Of Proceeds............................................................  13
Description Of Securities..................................................  14
Plan Of Distribution.......................................................  48
Legal Matters..............................................................  49
Experts....................................................................  49

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") at the Commission's web site (http://www.sec.gov). Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at fees and charges prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended March 31, 1997; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997, September 30, 1997 and December 31, 1997; and (c) the Company's Proxy Statement sent on or about July 29, 1997 in connection with the Company's Annual Meeting of Stockholders held on September 17, 1997.

  All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to ContiFinancial Corporation, 277 Park Avenue, New York, New York 10172, Attention: Chief Counsel or by telephone at (212) 207-2800.

                                  THE COMPANY

  The Company together with its subsidiaries engages in the consumer and commercial finance business by originating home equity loans, commercial real estate loans and non-prime auto loans. The Company together with its subsidiaries also provides financing and asset securitization structuring and placement services to originators of a broad range of loans, leases, receivables and other assets. The Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. During the nine months ended December 31, 1997 and the year ended March 31, 1997, the Company securitized or sold $4.7 billion and $3.6 billion, respectively, of home equity loans through its subsidiary ContiMortgage Corporation ("ContiMortgage") and the Home Equity Companies (defined below). For the same periods, the Company securitized or sold $982 million and $742 million, respectively, of commercial real estate loans, and $308 million and $568 million, respectively, of other loans and assets for its Strategic Alliance Clients (as defined below). In addition, during the nine months ended December 31, 1997 and the year ended March 31, 1997, the Company securitized or sold $108 million and $44 million, respectively, of non-prime auto loans originated by its majority-owned subsidiary, Triad Financial Corporation ("Triad").

  During the fiscal year ended March 31, 1997, the Company purchased 100% of the outstanding stock of California Lending Group, Inc. d/b/a United Lending Group ("ULG"), a west coast-based home equity lender specializing in retail originations through direct mail and telemarketing throughout the United States, and Royal Mortgage Partners, L.P., d/b/a Royal MortgageBanc ("Royal"), a California-based wholesale and retail originator of home equity loans. The Company also purchased Resource One Consumer Discount Company, Inc. ("Resource One"), a Pennsylvania-based home equity lender specializing in retail origination through direct mail, television, telemarketing, referrals and other sources to generate loan inquiries directly from borrowers throughout the eastern and mid-western states. During the same period, the Company organized ContiWest Corporation ("ContiWest"), a Nevada corporation, to better administer and underwrite the Company's origination portfolio. Collectively, ContiMortgage, ContiWest, ULG, Royal and Resource One are referred to as the "Home Equity Companies."

  Additionally, the Company, through its wholly owned subsidiary, ContiTrade Services L.L.C. ("ContiTrade"), provides financing and asset securitization structuring expertise, and through its subsidiary, ContiFinancial Services Corporation ("ContiFinancial Services"), provides placement services. In this area, ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's strategic alliances with originators of a broad range of consumer and commercial loans and other assets ("Strategic Alliances"). The Company offers Strategic Alliance clients ("Strategic Alliance Clients") complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities.

                              RECENT DEVELOPMENTS

  The Company is continually evaluating acquisition opportunities with the view of expanding the origination capabilities of its current asset classes and diversifying into the origination and servicing of other under-served, securitizable asset classes. Consequently, in October 1997, the Company, through its subsidiary ContiMortgage, acquired Fidelity Mortgage Decisions Corporation ("FMD"), a midwest-based wholesale and retail originator of fixed and adjustable rate "B" and "C" credit grade home equity loans and in December 1997, acquired a 24% equity interest in Empire Funding Holding Corporation ("EFHC") with an option to acquire additional shares of EFHC at a later date. EFHC is a newly formed entity which owns 100% of Empire Funding Corp., a Texas-based originator, servicer and securitizer of high loan-to-value home improvement loans. In January 1998, as part of the Company's strategies of diversifying and expanding its origination capabilities, the Company, through its subsidiary, ContiMortgage, acquired Crystal Mortgage Company, Inc. ("Crystal"), a midwest-based retail mortgage broker and its subsidiary Lenders M.D., Inc. ("Lenders"), a midwest-based mortgage bank. Crystal and Lenders originate conforming and non-conforming mortgage loans. Towards diversifying into other securitizable asset classes, the Company, in February 1998, through its subsidiary, ContiAsset Receivables Management LLC ("CARMA") acquired Pacific Advisory Services LLC ("Pacific"), a California-based firm specializing in sourcing, pricing and acquiring charged-off consumer receivable portfolios. Concurrent with the merger of Pacific into CARMA, CARMA entered into an agreement with Arrow Service Bureau, Inc., a midwest-based accounts receivable management firm specializing in the collection of charged-off consumer receivables to service and collect the charged-off consumer debt sourced by CARMA. In March 1998, the Company acquired the remaining 44% of the outstanding common stock of Triad Financial Corporation, the Company's automobile finance subsidiary, from Triad's minority shareholders.

                                 RISK FACTORS

  Prior to making an investment decision, prospective investors should carefully consider all information set forth in this Prospectus and, in particular, should evaluate the factors described below.

ECONOMIC CONDITIONS

 General

  The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer and commercial credit and declining real estate and other asset values. In the mortgage business, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on credit-impaired borrowers in the home equity loan market and certain other markets, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those experienced in such markets in general. In addition, in an economic slowdown or recession, the Company's servicing costs will increase. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Company's ability to sell loans or other assets through securitization and could increase the cost of selling loans or other assets through securitization, which could adversely affect the Company's financial condition and results of operations.

 Interest Rates

  Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a hedging strategy designed to mitigate the impact of changes in interest rates, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. During periods of increasing interest rates, the Company generally experiences competitive pressure to reduce servicing spreads. In addition, an increase in interest rates may decrease the demand for consumer or commercial credit. A substantial and sustained increase in interest rates could, among other things (i) adversely affect the ability of the Company to purchase or originate loans or other assets; (ii) reduce the average size of loans underwritten by the Company; and (iii) reduce the gains recognized by the Company upon their securitization and sale. A decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of the Excess Spread Receivable (as defined below). Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on loans held pending sale and the cost of funds obtained by the Company to finance such loans. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans or assets pooled and sold by the Company are priced based on long-term interest rates while the senior interests in the related REMIC, owner trust or grantor trust are priced on the basis of intermediate term United States Treasury rates.

NEGATIVE CASHFLOWS AND CAPITAL NEEDS

  Although the Company believes that cash available from operations will be sufficient to enable it to make required interest payments on its debt obligations and other required payments, there can be no assurance in this regard and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions. In such circumstances, the value of the debt obligations, including any Debt Securities, could be adversely affected.

  The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) overcollateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to tax obligations; (vii) interest and principal payments under the Company's long-term debt and short-term borrowed funds; (viii) the costs of the Purchase and Sale Facilities (as defined below) and the funding obligation under the Repurchase Agreement (as defined below); and (ix) the cost of any new acquisitions that the Company may pursue and deferred purchase price commitments on existing acquisitions. The Company has operated, and expects to continue to operate, on a negative cash flow basis which is expected to increase as the volume of the Company's loan and asset purchases and originations increases and its securitization program grows. In a securitization, the Company recognizes a gain on the sale of loans or assets securitized upon the closing of the securitization, but does not receive the majority of the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. This negative cash flow has been partially offset by the Company's move into retail origination which resulted in an increase in the cash received from securitization through origination points and other cash income included in the gain on sale results. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations.

  The Company's primary sources of liquidity are existing cash, sales of loans, leases and other assets, the sale of loans under the Purchase and Sale Facilities and Repurchase Agreement, the sale of Excess Spread Receivables and further issuances of debt and equity (subject to the covenants of Senior Notes and the Debt Securities).

  In anticipation of growth in the Company's future operations, additional financing sources will be required although there can be no assurance that the Company will be successful in consummating additional financing transactions in the future on terms that the Company would consider to be favorable. Furthermore, no assurance can be given that Continental Grain Company ("Continental Grain") will provide any financing if the Company is unable to obtain third party financing.

 Dependence on Securitization Program

  Since 1991, the Company has pooled and sold through securitization substantially all loans or other assets which it originates or purchases. Accordingly, adverse changes in the securitization market could impair the Company's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Finally, any delay in the sale of a loan or other asset pool would postpone the recognition of gain on such loans until their sale. Such delays could cause the Company's earnings to fluctuate from quarter to quarter.

  In addition, in order to gain access to the securitization market for home equity loans and certain other classes of assets the Company has credit enhanced its securitizations with a guarantee from a monoline insurance company and through the internal credit enhancement of a senior/subordinate structure. The senior/subordinate structure utilizes overcollateralization mechanics that include (i) subordinating the principal and interest payments due to junior securityholders to the principal and interest payments due to senior securityholders and (ii) requiring the Company to retain certain Excess Spread Receivables. For guaranteed securitizations, the Company has primarily relied on four monoline insurance companies to provide guarantees on outstanding senior interests in the related REMIC, owner trust or grantor trust to enable it to obtain an AAA/Aaa rating for such interests. Any unwillingness of the monoline insurance companies to guarantee the senior interests in the Company's home equity loan or other asset pools may have a material adverse effect on the Company's financial position and results of operations. For senior/subordinate structures, any decline in interest by investors for less than "AAA" rated investments may require the Company to retain more Excess Spread Receivables.

 Dependence on Purchase and Sale Facilities and the Repurchase Agreement

  In order to fund new loan and asset originations and purchases, the Company is dependent upon its ability to sell loans and other assets through its subsidiaries under the Purchase and Sale Facilities and the Repurchase Agreement with certain financial institutions. The "Purchase and Sale Facilities" allow the Company's subsidiaries to sell, with limited recourse, interests in designated pools of loans and other assets, subject to various repurchase options. A portion of the purchase price for any assets (up to 10%) is generally deposited into an account held by the financial institution on behalf of the subsidiary, against which the financial institution may set off any losses incurred in the resale of such assets. Unless waived, each Purchase and Sale Facility will terminate upon the occurrence of certain events, which include: (i) failure of the subsidiary to perform under the terms and covenants of the Purchase and Sale Facility (including payment obligations), to make true representations and warranties regarding the assets sold and certain other matters, to make material scheduled payments under all indebtedness or to perform under any other agreement with the financial institution; (ii) any material adverse change in the financial condition of the Company or the subsidiary; and (iii) certain bankruptcy events of the Company or the subsidiary. The Company has guaranteed its subsidiaries' obligations under the Purchase and Sale Facilities. The "Repurchase Agreement" is a funding agreement which allows the Company to sell receivables held for sale to a financial institution under an agreement that the Company will repurchase the asset, generally within 30 to 90 days. This agreement has a one-year renewable term which expires March 1999.

  Although the Company expects to be able to obtain replacement financing or asset purchase commitments when the Company's current Purchase and Sale Facilities and the Repurchase Agreement expire or additional financing or asset purchase commitments when such agreements become fully utilized, there can be no assurance that such financing will be obtainable on as favorable terms, if at all. To the extent that the Company is unable to arrange any third party or other financing, the Company's loan origination and purchasing activities would be adversely affected, which could have a material adverse effect on the Company's operations, financial results and cash position.

EFFECT OF CERTAIN DEBT OBLIGATIONS ON THE COMPANY

 Effect of the Notes

  In August 1996, the Company issued $300 million aggregate principal amount of 8 3/8% Senior Notes due 2003 (the 8 3/8% Senior Notes ), and, in March 1997, the Company issued $200 million aggregate principal amount of 7 1/2% Senior Notes due 2002 (the 7 1/2% Senior Notes, and together with the 8 3/8% Senior Notes, the "Senior Notes"). The indentures pursuant to which the Senior Notes were issued (the "Senior Notes Indentures"), and the indenture pursuant to which any Debt Securities may be issued (the "Indenture") place certain restrictions on the Company which may limit the Company's operating flexibility. Such restrictions include the following: (i) limitations on indebtedness; (ii) limitations on liens; (iii) limitations on restricted payments such as dividends, repurchases of the Company's stock and repurchase of subordinated obligations and minority investments; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on mergers and consolidations.

  In addition, upon a "change of control," the Holders of the Senior Notes may cause the Company to repurchase the Senior Notes. A "change of control" as defined in the Senior Notes Indentures and the Indenture includes the occurrence of: (i) the acquisition of 35% of the outstanding Common Stock by a person other than Continental Grain or its stockholders at a time when Continental Grain or its stockholders own less than such amount owned by such greater than 35% stockholder; (ii) certain changes in the composition of a majority of the Board of Directors during any two consecutive years; and (iii) certain mergers and consolidations or sale of all or substantially all of the assets of the Company.

  The occurrence of an event of default under the Senior Notes Indentures and the Indenture or a "change of control" could have a material adverse effect upon the Company.

 Effect of Credit Facilities

  The Company's Credit Facilities contain a number of restrictive covenants including: (i) limitations on indebtedness; (ii) limitations on liens; (iii) minimum net worth requirements; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidations.

EXCESS SPREAD RECEIVABLES

  As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitizations. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized in the form of the Excess Spread. The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive a portion of the loans' principal and interest collected and interest at the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread generally represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized.

  The primary component of the Company's gross income is the gain on sale of loans or other assets, which represents the Excess Spread Receivable. The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheet.

  In 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires fair value accounting for these securities. In accordance with the provisions of SFAS 115, the Company classifies subordinated classes of REMICs, owner trusts and grantor trusts as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. The Company determines fair value on a quarterly basis based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of consumer and commercial loans, leases and receivables (collectively, the "Receivables") sold over the sum of the pass-through interest rates plus a normal servicing fee, a trustee fee, an insurance fee (where applicable) and an estimate of annual future credit losses related to the Receivables securitized, over the life of the Receivables. These cash flows are projected over the life of the Receivables using prepayment, default, and interest rate assumptions that the Company believes market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that the Company believes a purchaser unrelated to the seller of such a financial instrument would demand. Higher than anticipated rates of loan prepayments or credit losses on the loans or other assets underlying the Excess Spread Receivables would require the Company to write down the value of the Excess Spread Receivables, which could have a material adverse impact on the Company's financial position and results of operations.

  While the Company has consummated contingent recourse sales of Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables. In fiscal 1995, the Company, through its subsidiaries, began to sell certain Excess Spread Receivables. In fiscal 1998, the Company, executed a securitization of Excess Spread Receivables through the issuance of $99.7 million in Net Interest Margin Notes by a subsidiary of the Company. In connection with such sales of Excess Spread Receivables, the Company may retain negotiated levels of recourse obligations in the event the purchaser does not realize expected cash flows from the Excess Spread Receivables that have been sold. Prior to April 2, 1996, Continental Grain had guaranteed, for a fee, the Company's performance obligations under such sales, but is under no obligation to provide such guarantees for future transactions. The Company, as well as Continental Grain, has guaranteed its subsidiaries' performance obligations under each such sale although, in fiscal 1997, the Company sold Excess Spread Receivables without guarantees by Continental Grain. The Company expects to continue such sales in the future. If Continental Grain does not provide such guarantees in the future, the Company's ability to raise cash by entering into future sales of its Excess Spread Receivables with retained recourse could be impaired. The Company's recourse obligations under these sales transactions could result in losses in the event actual cash flow from the Excess Spread Receivables that have been sold is significantly less than was anticipated at the time of the related sale.

  In addition, the Company has also sold without recourse a significant volume of interest-only certificates which the Company generated from its securitization activities from time to time. These sales represent an important source of liquidity for the Company. Any impairment of the Company's ability to sell these interest-only certificates would require the Company to obtain liquidity from other sources and thus could have a materially adverse impact on the Company's financial position or results of operations.

  Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future or that all or any portion of Excess Spread Receivables could in fact be sold at their stated value on the balance sheet, if at all. The Senior Notes Indentures, the Indenture and the Credit Facilities place certain limitations on the Company's ability to incur indebtedness secured by its Excess Spread Receivables. Although the Company may seek in the future to negotiate such financing within the terms of such limitations, there can be no assurance that the Company will be able to identify sources of such financing or whether the terms of any such financing, if available, would be on terms the Company would consider favorable.

FINANCING EXCESS SPREAD RECEIVABLES FOR STRATEGIC ALLIANCE CLIENTS

  The Company finances the Excess Spread Receivables of certain Strategic Alliance Clients through loans secured by such Excess Spread Receivables or by a pledge of the stock of the special purpose corporation holding such Excess Spread Receivables. In a similar manner, the Company also finances the related Excess Spread, subsequent to the related securitization, of certain Strategic Alliance Clients. The financed Excess Spread Receivables are generated through securitizations of home equity and home improvement loans. While all financed Excess Spread Receivables have been issued in securitizations which yielded securities rated investment grade by nationally recognized statistical rating organizations, and all have been financed at a discount to fair value determined after application of discounts for expected loss, prepayment and interest rate factors, the Strategic Alliance Clients are often companies with limited operating histories and capital and have not been rated or have a non-investment grade credit rating. The value of the financed Excess Spread Receivables or Excess Spread is dependent on, among other things, the ability of the Strategic Alliance Client to service its securitized assets in accordance with the specifications of the related pooling and servicing agreements. If a Strategic Alliance Client is unable to meet its obligations under the pooling and servicing agreement pertaining to the financed Excess Spread Receivables, the value of such Excess Spread Receivables could decline to less than the amount of the loan it secures. In such cases, the Company would suffer losses.

COMPETITION

  The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers. Heightened competition could contribute to higher prepayments. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. Although the Company has recently diversified its organization capabilities with the acquisition of home equity companies with retail capabilities, wholesale loans are expected to remain a significant part of the Company's home equity loan production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

CONTINGENT RISKS

  Although the Company sells substantially all loans or other assets which it originates or purchases, the Company retains some degree of risk on substantially all loans or other assets sold. During the period of time that loans or other assets are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that an increase in interest rates would result in a decline in the value of loans or other assets. The Company continues to be subject to the risks of default and foreclosure following the sale of the loans or other assets through securitization to the extent that actual losses exceed the loss assumption made by the Company in valuing the Excess Spread received from its securitizations. The documents governing the Company's securitization program require (i) the Company to establish deposit accounts or (ii) the related trust to build overcollateralization levels by retaining Excess Spread distributions or applying Excess Spread distributions to reduce the principal balances of the senior interests issued by the trust. These actions serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans or other assets held by such trust. In addition, documents governing the Company's securitization programs require the Company to commit to repurchase or replace loans or other assets which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a REMIC, owner trust or grantor trust, the Company is required, if it is the servicer of such loans, to advance amounts equal to the delinquent interest on such loans to the extent that the Company deems such advances ultimately recoverable. These advances may require funding from the Company's capital resources but have priority of repayment out of the trust from the succeeding month's payments on loans in the trust. The Company also has contingent risk with respect to financing through its Purchase and Sale Facilities and the sale of Excess Spread Receivables. See "Negative Cashflows and Capital Needs-- Dependence on Purchase and Sale Facilities and the Repurchase Agreement" and "Excess Spread Receivables."

ENVIRONMENTAL LIABILITIES

  In the course of its business, the Company has acquired, and may in the future acquire, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties or that the Company would have adequate remedies against the prior owner or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

GOVERNMENT REGULATIONS

  The home equity loan and financing operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business of the Company. In addition, changes in government sponsored loan programs, such as the Title I Home Improvement Loan program, could adversely affect the business of the Company.

  As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker-dealer with certain Federal and state securities regulatory agencies and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). As a registered broker-dealer, ContiFinancial Services is subject to certain minimum net capital rules and certain other requirements. Any changes in such requirements or the loss of the broker-dealer license of ContiFinancial Services, for any reason, could have a material adverse effect on the Company.

INVESTMENT COMPANY ACT CONSIDERATIONS

  The Company believes that it is not an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). Among other things, under the Investment Company Act, an investment company is prohibited from engaging in certain activities, is restricted from entering into certain transactions with affiliated persons and interested persons, is governed by certain laws that limit the issuance of debt securities, preferred stock, warrants and rights to subscribe or purchase a security and is subject to certain restrictions on the payment of dividends, the making of loans and the purchase and redemption of its securities.

  The Company intends to continue its business and to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Company's business strategy includes acquiring equity or debt interests in Strategic Alliance Clients and investing in loans, other assets and Excess Spread Receivables. In order to avoid becoming an investment company, the Company will have to limit certain types of its investments or its activities. If the Company were to become an investment company for any reason, the Company could be required either (i) to change significantly the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company and the market prices for the Offered Securities.

CONTROL OF THE COMPANY

  Continental Grain currently owns approximately 75% of the Company's outstanding Common Stock. As a result, Continental Grain is able to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval. Continental Grain has advised the Company that its current intention is to continue to hold all shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not decide to sell all or a portion of its holdings at some future date.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the nine months ended December 31, 1997 and for each of the years in the five-year period ended March 31, 1997.

                                      NINE MONTHS
                                         ENDED
                                      DECEMBER 31,     YEAR ENDED MARCH 31,
                                      ------------ -----------------------------
                                          1997     1997  1996  1995  1994  1993
                                      ------------ ----- ----- ----- ----- -----
Ratio of earnings to fixed charges...    2.33x     2.47x 2.65x 2.63x 3.49x 2.62x
                                         =====     ===== ===== ===== ===== =====

  The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. Earnings consist of income before income taxes less undistributed earnings of unconsolidated subsidiaries plus fixed charges. Fixed charges consist of interest on all indebtedness.

                                USE OF PROCEEDS

  Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions and other general corporate purposes.

                           DESCRIPTION OF SECURITIES

GENERAL

  The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Securities.

CAPITAL STOCK

  The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. As of December 31, 1997, the Company had 47,657,539 shares of Common Stock and no shares of Preferred Stock outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation and the By-laws of the Company, copies of which are incorporated by reference herein.

 COMMON STOCK

  The shares of Common Stock currently outstanding are, and the shares of Common Stock that may be offered hereby will be, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the net assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The holders of the Common Stock have no cumulative voting rights or preemptive or preferential right to purchase or subscribe for any part of the unissued capital stock of the Company of any class or for any new issue of stock of any class or to purchase or subscribe for any Debt Securities, whether or not convertible into Common Stock, whether now or hereafter issued. Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for such purpose, subject to the dividend and liquidation rights of any Preferred Stock that may be issued.

  The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

 PREFERRED STOCK

  The description of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended (the "Certificate"), and the Certificate of Designations relating to each such series of Preferred Stock.

 General

  Under the Certificate, the Board of Directors may, by resolution, establish series of Preferred Stock having such voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as the Board of Directors may determine.

  Each series of Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to such series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share (or method of calculation); (3) the price at which such series of Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accrue; (5) any redemption or sinking fund provisions; (6) any terms by which such series of Preferred Stock may be convertible into or exchanged for Common Stock or Debt Securities; (7) any listing of such series on any securities exchange or inclusion on any automated trading system; (8) the relative ranking and preferences, if applicable, of such series as to dividend rights and rights upon liquidation, dissolution or the winding up of the affairs of the Company; and (9) any additional or other rights, preferences, privileges, limitations and restrictions relating to such series of Preferred Stock.

  The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock (the "Junior Stock") and on a parity with each other series of Preferred Stock offered hereby (the "Parity Stock").

 Dividend Rights

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date set forth in the applicable Prospectus Supplement.

  The Preferred Stock of each series will include customary provisions (1) restricting the payment of dividends or the making of other distributions on, or the redemption, purchase or other acquisition of, Junior Stock unless full dividends, including, in the case of cumulative Preferred Stock, accruals, if any, in respect of prior dividend periods, on the shares of such series of Preferred Stock have been paid and (2) providing for the pro rata payment of dividends on such series and other Parity Stock when dividends have not been paid in full upon such series and other Parity Stock.

 Rights Upon Liquidation

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any Parity Stock are not paid in full, the holders of the Preferred Stock of such series and of such Parity Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or a portion of the Company's assets nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, of the Company.

 Redemption

  A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Company or the holder thereof and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

  In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, or by any other method determined to be equitable by the Board of Directors.

  On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

 Voting Rights

  The holders of Preferred Stock of a series offered hereby will not be entitled to vote except as indicated in the Prospectus Supplement relating to such series of Preferred Stock or as required by applicable law.

DEBT SECURITIES

  The following summary of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Debt Securities are to be issued under an indenture dated as of March 4, 1998, as supplemented from time to time (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of Debt Securities. In the event that there is more than one trustee under the Indenture, the powers and trust obligations of each trustee as described herein will extend only to the series of Debt Securities for which it is Trustee. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA").

  The statements made under this heading relating to the Debt Securities and the Indenture, as modified or superseded by the applicable Prospectus Supplement, are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Indenture (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), including the definitions of certain terms therein and in the TIA. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indenture. Unless otherwise noted below, section references below are to the Indenture.

  The particular terms of the Debt Securities being offered (the "Offered Debt Securities"), any modifications of or additions to the general terms of the Debt Securities as described herein that may be applicable in the case of the Offered Debt Securities and any applicable federal income tax considerations will be described in the Prospectus Supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made both to the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

 General

  The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the

Company. The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company (including the Senior Debt Securities) as described under "Debt Securities--Subordination" below. The Debt Securities may be issued in one or more series. The Indenture provides that there is no limitation on the amount of debt securities that may be issued thereunder from time to time.

  The Company primarily conducts its operations through its Subsidiaries. The rights of the Company and its creditors, including the Holders of the Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the Subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary.

  Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities:

    (1) the specific designation or title of the Debt Securities;

    (2) the denominations in which such Debt Securities are authorized to be issued, if other than U.S.$1,000 or any integral multiple thereof in the case of Registered Securities (as defined below) and U.S.$5,000 in the case of Bearer Securities (as defined below);

    (3) the aggregate principal amount of such Debt Securities;

    (4) the date or dates on which the principal of such Debt Securities will mature or the method of determining such date or dates;

    (5) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued;

    (6) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates;

    (7) the times and places where principal of and any premium and interest, if any, on such Debt Securities will be payable;

    (8) the date or dates on which interest, if any, will be payable and the record date or dates therefor or the method by which such date or dates will be determined;

    (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations;

    (10) the terms and conditions upon which conversion of such Debt Securities ("Convertible Debt Securities") will be effected, including the conversion price, the conversion period and other conversion provisions in addition to or in lieu of those described below;

    (11) the currency or currency units for which such Debt Securities may be purchased or in which such Debt Securities may be denominated and/or the currency or currency units in which principal, or premium, if any, and/or interest, if any, on such Debt Securities will be payable and whether the Company or the Holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency units other than that in which such Debt Securities are stated to be payable;

    (12) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined;

    (13) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date;

    (14) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities;

    (15) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities;

    (16) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

    (17) whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities; and

    (18) other material or special terms pertaining to such Debt Securities.

  Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange. Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Debt Securities may be surrendered for payment or transferred at the offices of the Trustee as paying and authenticating agent, provided that payment of interest on Registered Securities may be made at the option of the Company (i) by check mailed to the address of the person entitled thereto as it appears in the Security or (ii) by wire transfer to an account designated by such person pursuant to an arrangement that is satisfactory to the Company and the Trustee. Payment of Bearer Securities may be made at such paying agencies outside of the United States as the Company may appoint.

  Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued in fully registered form without coupons in denominations set forth in the Prospectus Supplement. No service charge will be made for any transfer or exchange of such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Where Debt Securities and Convertible Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the Prospectus Supplement. Bearer Securities will be transferable by delivery.

  The Prospectus Supplement for a particular series may indicate terms for redemption at the option of a Holder. Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities will not provide for redemption at the option of a Holder nor necessarily afford Holders thereof protection in the event of a highly leveraged or other transaction that may adversely affect such Holders.

 Same-Day Settlement and Payment

  Unless otherwise specified in the related Prospectus Supplement, settlement for the Debt Securities will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Debt Securities will trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the Debt Securities will therefore settle in immediately available funds.

 Change of Control

  Unless otherwise specified in the related Prospectus Supplement, upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Debt Securities at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

    (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a corporation held by another corporation (a "parent corporation"), if such other person is the beneficial owner (as defined above for such person), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined above for the Permitted Holders), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

    (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; provided, however, that the sale by the Company or its Restricted Subsidiaries from time to time of Receivables to a trust for the purpose solely of effecting one or more securitizations shall not be treated hereunder as a sale of all or substantially all the assets of the Company.

  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Debt Securities at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma results of operations, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Debt Securities purchased.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Debt Securities pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants Applicable to Debt Securities--Limitation on Incurrence of Indebtedness of the Company", "-- Limitation on Liens" and "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Debt Securities then outstanding. See "--Modification or Waiver." Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Debt Securities protection in the event of a highly leveraged transaction.

  Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control.

  Moreover, the exercise by the Holders of a right to require the Company to repurchase the Debt Securities could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of Debt Securities following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Debt Securities as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Debt Securities.

 Certain Covenants Applicable to Debt Securities

  Set forth below are descriptions of certain covenants set forth in the Indenture. With respect to the Debt Securities of any series, the covenants may be modified or supplemented as set forth in the related Supplemental Indenture for such series; any such modifications on supplements which are material will be described in the applicable Prospectus Supplement. The definition of certain capitalized terms set forth below are set forth under "Debt Securities--Certain Definitions."

  IN THE EVENT THAT AT ANY TIME (I) THE RATINGS ASSIGNED TO A PARTICULAR SERIES OF DEBT SECURITIES BY BOTH OF THE RATING AGENCIES (AS DEFINED BELOW) ARE INVESTMENT GRADE RATINGS (AS DEFINED BELOW) AND (II) NO DEFAULT HAS OCCURRED AND IS CONTINUING UNDER THE INDENTURE WITH RESPECT TO SUCH SERIES, EXCEPT AS SET FORTH IN THE PROSPECTUS SUPPLEMENT, THE PROVISIONS OF THE INDENTURE DESCRIBED BELOW UNDER "--LIMITATION ON INCURRENCE OF INDEBTEDNESS OF THE COMPANY", "--LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES", "--LIMITATION ON LIENS", "--LIMITATION ON RESTRICTED PAYMENTS", "--LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES", "--LIMITATION ON AFFILIATE TRANSACTIONS" "--LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK" AND CLAUSE (III) OF "--MERGER AND CONSOLIDATION" WILL BE PERMANENTLY TERMINATED WITH RESPECT TO SUCH SERIES AND THE COMPANY AND ITS RESTRICTED SUBSIDIARIES WILL NO LONGER BE SUBJECT THERETO WITH RESPECT TO SUCH SERIES (SUCH PERMANENT TERMINATION OF SUCH PROVISIONS BEING HEREIN CALLED THE "COVENANT TERMINATION").

  LIMITATION ON THE INCURRENCE OF INDEBTEDNESS OF THE COMPANY. (a) The Company shall not Incur, directly or indirectly, any Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio exceeds 2.5 to 1.0.

  (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness:

    (1) Permitted Warehouse Indebtedness;

    (2) Indebtedness owed to and held by the Company or a Consolidated Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Consolidated Restricted Subsidiary ceasing to be a Consolidated Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company;

    (3) with respect to any series of Debt Securities, the Debt Securities of such series and all Debt Securities of such series and all prior series Outstanding as of the Issue Date of such series of Debt Securities;

    (4) Indebtedness outstanding on the Issue Date of a series of Debt Securities (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

    (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (b)(3) or (b)(4) or this clause
  (b)(5);

    (6) Hedging Obligations directly related to: (i) Indebtedness Incurred (or reasonably expected to be Incurred) and permitted to be Incurred by the Company or the Restricted Subsidiaries pursuant to the Indenture; (ii) Receivables held by the Company or its Restricted Subsidiaries pending sale or securitization; (iii) Receivables of the Company or its Restricted Subsidiaries that are subject to a Warehouse Facility; (iv) Receivables with respect to which the Company reasonably expects to purchase or commit to purchase, finance or accept as collateral; or (v) Excess Spread Receivables and other assets owned or financed by the Company or its Restricted Subsidiaries in the ordinary course of business; provided, however, that such Hedging Obligations are eligible to receive hedge accounting treatment in accordance with GAAP as applied by the Company as of the date of Incurrence thereof; and

    (7) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (6) above or paragraph (a)) does not exceed $40.0 million.

  (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Debt Securities to at least the same extent as such Subordinated Obligations.

  (d) For purposes of determining compliance with the foregoing covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, may (i) classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses or (ii) divide and classify such item of Indebtedness in more than one of the types of Indebtedness described above.

  LIMITATION ON INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED
SUBSIDIARIES. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

    (a) Permitted Warehouse Indebtedness;

    (b) Warehouse Margin Indebtedness provided, that such Warehouse Margin Indebtedness has remained unpaid for five or fewer Business Days; provided further, however, that the amount of such Warehouse Margin Indebtedness, when taken together with the aggregate amount of all other Warehouse Margin Indebtedness Incurred pursuant to this clause (b) and outstanding on the date of such Incurrence, does not exceed 5% of Consolidated Net Worth;

    (c) Indebtedness or Preferred Stock issued to and held by the Company or a Consolidated Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Consolidated Restricted Subsidiary ceasing to be a Consolidated Restricted Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness or Preferred Stock by the issuer thereof;

    (d) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Incurrence of Indebtedness of the Company";

    (e) Indebtedness or Preferred Stock outstanding on the Issue Date of a series of Debt Securities (other than Indebtedness described in clause (a), (b), (c) or (d) of this covenant); and

    (f) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (d) or (e) above or this clause (f); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (d) above, such Refinancing Indebtedness shall be Incurred only by such Subsidiary.

  LIMITATION ON LIENS. With respect to any series of Debt Securities, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date of such series or thereafter acquired, other than Permitted Liens, without effectively providing that the Debt Securities of such series shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

  LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Incurrence of Indebtedness of the Company"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since March 12, 1997 would exceed the sum of: (A) 25% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 1997 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to January 1, 1997 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to March 12, 1997, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends or repayments of loans or advances, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause (D) shall not exceed, in the case of any Person, the amount of Investments made since March 12, 1997 by the Company or any Restricted Subsidiary in such Person and treated as a Restricted Payment; and (E) $15 million.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness of the Company"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the covenant described hereunder; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) any purchase of Capital Stock of the Company made from time to time to meet the Company's obligations under its employee stock ownership and option plans; provided, however, that such purchase shall be excluded in the calculation of the amount of Restricted Payments; (vi) the exercise or conversion of an option, warrant or other security convertible or exchangeable for an equity security of a Strategic Alliance Client in connection with a substantially simultaneous sale or other disposition by the Company or a Restricted Subsidiary of such equity security; provided, however, that the exercise price or other consideration paid by the Company or a Restricted Subsidiary in connection with such exercise or conversion shall be excluded from the calculation of the amount of Restricted Payments and (vii) the making of an Investment by the Company or a Restricted Subsidiary in another Person to the extent that the amount of such Investment, when added together with the aggregate amount of all other Investments made pursuant to this clause (vii) and then outstanding, does not exceed 10% of Consolidated Net Tangible Assets; provided, however, that such Person's primary business is a Related Business; provided, further, however, that (I) at the time of such Investment, no Default shall have occurred and be continuing and (II) the amount of such Investment shall be included in the calculation of the amount of Restricted Payments.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) with respect to any series of Debt Securities, any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date of such series; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement applicable to such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than an agreement entered into in connection with, or in anticipation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to any other agreement contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Holders of Debt Securities than encumbrances and restrictions with respect to such Restricted Subsidiary contained in the agreements referred to in clauses (i) or (ii) of the covenant described hereunder, as the case may be; (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects, either to (x) acquire Additional Assets, either directly or through a Restricted Subsidiary, or (y) prepay, repay, redeem or purchase Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary, as the case may be (other than in either case Indebtedness owed to the Company or an Affiliate of the Company), in either case within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), (x) make an offer to the Holders of a series of Debt Securities (and to Holders of other Indebtedness which ranks pari passu with such series of Debt Securities designated by the Company) to purchase Debt Securities of such series (and such other pari passu Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) to (x) the acquisition by the Company or any Restricted Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company), in either case within 180 days from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B) or (C) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, and (iii) at the time of such Asset Disposition no Default shall have occurred and be continuing (or would result therefrom). Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments.

  For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary, and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness, in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

  (b) In the event of an Asset Disposition that requires the purchase of the Debt Securities of a series (and other pari passu Indebtedness) pursuant to clause (a)(ii)(B) above, the Company will be required to purchase Debt Securities of such series tendered pursuant to an offer by the Company for such Debt Securities (and other pari passu Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other pari passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such pari passu Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Debt Securities of such series (and any other pari passu Indebtedness) tendered pursuant to such offer is less than the

Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause
(a)(ii)(C) above. The Company shall not be required to make such an offer to purchase Debt Securities (and other pari passu Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

  (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Debt Securities pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

  LIMITATION ON AFFILIATE TRANSACTIONS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.0 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Permitted Investment or any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments" or any Permitted Investment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $10 million in aggregate principal amount outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Consolidated Restricted Subsidiary or between Consolidated Restricted Subsidiaries and (vii) with respect to any series of Debt Securities, transactions pursuant to any agreement as in existence as of the Issue Date of such series between the Company or its Restricted Subsidiaries and Continental Grain or one of its Subsidiaries.

  MERGER AND CONSOLIDATION. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Debt Securities and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Incurrence of Indebtedness of the

Company", (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company, in the case of a lease, shall not be released from the obligation to pay the principal of and interest on the Debt Securities.

  LIMITATION ON INVESTMENT COMPANY STATUS. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company to register as an "investment company" under the Investment Company Act of 1940, as amended.

  SEC REPORTS. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

 Certain Definitions

  Set forth below is a summary of certain defined terms used in the Indenture:

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) used or useful in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary, (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business or (iv) the Capital Stock or Indebtedness of a Strategic Alliance Client.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants-- Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary,
(iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,
(iv) any Investment in a Strategic Alliance

Client or (v) any Excess Spread Receivables (other than, in the case of (i), (ii), (iii), (iv) and (v) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Consolidated Restricted Subsidiary, (y) for purposes of the covenant described under "-- Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or
(z) a disposition of assets (including related assets) for an aggregate consideration of $1.0 million or less).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bearer Security" means any Debt Security which is payable to bearer.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests or membership interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

  "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, excluding (A) Permitted Warehouse Indebtedness and (B) Hedging Obligations permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "--Limitation on the Incurrence of Indebtedness of the Company" to (ii) the Consolidated Net Worth of the Company.

  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause
(iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that cash could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any asset (excluding any equity Investment in a Strategic Alliance Client) of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person (excluding Capital Stock in a Strategic Alliance Client); (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from any Person to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

  "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom all Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets (other than Excess Spread Receivables) subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
(v) treasury stock; (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (vii) Investments in and assets of Unrestricted Subsidiaries.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, as
(i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Disqualified Stock and (C) any amounts attributable to deferred compensation appropriately classified as net worth in accordance with GAAP.

  "Consolidated Restricted Subsidiary" means a Restricted Subsidiary (i) 80% of the Capital Stock and 80% of the Voting Stock of which is owned by the Company or one or more Consolidated Restricted Subsidiaries and (ii) which is treated as a consolidated subsidiary for the purpose of the Company's U.S. Federal income tax reporting.

  "Continental Grain" means Continental Grain Company, a Delaware corporation and its successors.

  "Credit Facilities" means (a) the $200,000,000 Revolving Credit Facility, dated as of January 7, 1997, among the Company as Borrower, the lenders party thereto, Credit Suisse First Boston, New York Branch, as

Administrative Agent and Co-Arranger and Dresdner Bank AG, New York and Grand Cayman Branches as Co-Arrangers, together with the related documents thereto, in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, substituting, renewing or otherwise restructuring all or a portion of the Indebtedness under such agreement or any successor or replacement agreement and (b) the $275,000,000 Letter of Credit and Reimbursement Agreement dated as of September 9, 1997 among the Company, as Borrower, the participating banks thereto, Credit Suisse First Boston, New York Branch, as Agent and Co-Arranger and Dresdner Bank AG, New York Branch, as Issuing Bank and Co-Arranger.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Debt" means (a) any Indebtedness of the Company under the Credit Facilities and (b) any other Senior Indebtedness of the Company having, at the time of determination, an aggregate principal amount of at least $25,000,000 and specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Debt" by the Company.

  "Discharged" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Debt Securities of such series and to have satisfied all the obligations under the Indenture relating to the Debt Securities of such series, except (i) the right of Holders of Debt Securities of such series to receive, from the trust fund described under "Discharge, Legal Defeasance and Covenant Defeasance" below, payment of the principal of (and premium, if any) and interest on such Debt Securities when such payments are due, (ii) the Company's obligations with respect to the Debt Securities of such series under the provisions relating to exchanges, transfers and replacement of Debt Securities, the maintenance of an office or agency of the Company and the defeasance trust fund, the provisions relating to compensation and reimbursement of the applicable Trustee and (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee thereunder.

  "Disqualified Stock" means, with respect to any Person and any series of Debt Securities, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in each case in whole or in part on or prior to the first anniversary of the Stated Maturity of the Debt Securities of such series; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Debt Securities of such series shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable as determined in good faith by the Board of Directors to the holders of such Capital Stock than the provisions described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock" and "Change of Control".

  "Eligible Excess Spread Receivables" means Excess Spread Receivables created after April 2, 1996; provided, however, that Eligible Excess Spread Receivables shall not include any Excess Spread Receivables created as the result of the securitization or sale of Excess Spread Receivables.

  "Excess Spread" means, over the life of a "pool" of Receivables that have been sold by a Person to a trust or other Person in a securitization or sale, the rights retained by such Person or its Restricted Subsidiaries at or subsequent to the closing of such securitization or sale to receive cash flows attributable to such "pool".

  "Excess Spread Receivables" of a Person means the contractual or certificated right to Excess Spread capitalized on such Person's consolidated balance sheet (the amount of which shall be the present value of the Excess Spread, calculated in accordance with GAAP).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in the statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC and releases of the Emerging Issues Task Force.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or such other agreement designed to mitigate risks of fluctuations in value of assets owned, financed or sold, or of liabilities incurred or assumed, in either case in the ordinary course of business of the Company or its Restricted Subsidiaries.

  "Holder" means with respect to a Registered Security, a Person in whose name a Debt Security is registered in the Security Register and, with respect to a Bearer Security, a bearer thereof or of a coupon appertaining thereto.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the outstanding principal as of such date in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and expense accruals arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued dividends); (vi) Warehouse Indebtedness; (vii) in connection with each sale by such Person of any Excess Spread Receivables, the maximum aggregate contractual claim (if any) that the purchaser thereof could have as of such date against such Person if the amounts anticipated at the time of such sale to be received by such purchaser in connection with such Excess Spread Receivables are not received by such purchaser; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, any securities issued in a securitization by a special purpose owner trust or similar entity formed by or on behalf of a Person and to which Receivables or Excess Spread Receivables have been sold or otherwise transferred by or on behalf of such Person or its Subsidiaries shall not be treated as Indebtedness of such Person or its Subsidiaries under the Indenture, regardless of whether such securities are treated as indebtedness for tax purposes and regardless of whether such securities are styled as debt.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as trade accounts on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor's Ratings Group (or any successor to the rating agency business thereof), respectively.

  "Issue Date" means, with respect to any series of Debt Securities, the date of issuance of such series of Debt Securities.

  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Permitted Holders" means lineal descendants of Jules Fribourg, including any individual legally adopted; spouses of such descendants; trusts, the beneficiaries of which are any of the foregoing; partnerships, corporations, or other entities in which any of the foregoing (individually or collectively) has a controlling interest; and charitable organizations established by any of the foregoing.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) a Strategic Alliance Client to the extent such Investment consists of options, warrants or other securities that are convertible or exchangeable for equity securities of such Strategic Alliance Client and is received by the Company or a Restricted Subsidiary without the payment of any consideration other than the concurrent provision by the Company or such Restricted Subsidiary to such Strategic Alliance Client of financing or asset securitization expertise on terms determined by the Company to be fair and reasonable to the Company or such Restricted Subsidiary from a financial point of view without taking into consideration any value that may inhere in such option, warrant or convertible or exchangeable security; (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iv) Temporary Cash Investments; (v) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock"; (x) Receivables; (xi) a Strategic Alliance Client to the extent such Investment consists of (A) Indebtedness of such Strategic Alliance Client that is secured by Receivables owned, directly or indirectly, by such Strategic Alliance Client in an aggregate principal amount at any time outstanding not to exceed 100% of the aggregate market value of such Receivables; provided, however, that such Indebtedness has not been outstanding in excess of 364 days; or
(B) Indebtedness of such Strategic Alliance Client that is secured by Excess Spread Receivables owned by such Strategic Alliance Client; and (xii) Excess Spread Receivables.

  "Permitted Liens" means, with respect to any Person:

    (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or pledges or deposits to secure surety or appeal bonds to which such Person is a party, or pledges or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

    (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

    (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

    (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that any reimbursement obligation with respect to the related letter of credit does not constitute Indebtedness as of the date such Lien is incurred;

    (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

    (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (but excluding Capital Stock of another Person); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than one year after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

    (g) Liens on Excess Spread Receivables (or on the Capital Stock of any Subsidiary of such Person substantially all the assets of which are Excess Spread Receivables); provided, however, that

      (I) unless the Covenant Termination has occurred,

       (A) in the case of Excess Spread Receivables which are Pre-Existing Excess Spread Receivables, no Lien created on such Pre-Existing Excess Spread Receivable after the Issue Date of a series of Debt Securities (a "Subsequent Lien") shall be a Permitted Lien unless

        (i) such Pre-Existing Excess Spread Receivable was, on April 2, 1996, subject to a Lien created by the Company in respect of the financing thereof (a "predecessor Lien"), and

        (ii) the sum of (x) the aggregate book value of subordinated interests created and retained by the Company or its Restricted Subsidiaries as a result of the sale or financing associated with such Subsequent Liens and (y) the aggregate book value of all Pre-Existing Excess Spread Receivables which are not then subject to any Lien (other than Permitted Liens described under another clause of this definition) shall equal at least (z) the product of (1) the aggregate book value, at the date of incurrence of such Subsequent Lien, of all such Pre-Existing Excess Spread Receivables which are then subject to Subsequent Liens, and (2) a fraction, the numerator of which is the aggregate book value, on April 2, 1996, of the subordinated interests associated with all predecessor Liens and the denominator of which is the sum of (a) such aggregate book value of such subordinated interests and (b) the outstanding balance, on April 2, 1996, of the related senior interests; and

       (B) in the case of Excess Spread Receivables other than Pre-Existing Excess Spread Receivables, any Lien thereon, provided that at the date of Incurrence of such Lien (i) the fair market value (as determined in good faith by the Board of Directors) as of such date of all Excess Spread Receivables then subject to Liens (other than Permitted Liens described under another clause of this definition) collectively does not exceed (ii) (x) 50% of the book value of Eligible Excess Spread Receivables shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company prior to the creation of such Lien for which financial statements are available minus (y) the amount of Indebtedness then secured by Liens permitted by clause (o) below; and

      (II) for purposes of this clause (g), any Lien on the Capital Stock of any Person substantially all the assets of which are Excess Spread Receivables shall be treated as a Lien on the Excess Spread Receivables of such Person;

    (h) Liens existing on the Issue Date of a series of Debt Securities;

    (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

    (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

    (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Consolidated Restricted Subsidiary of such Person;

    (l) Liens (other than on any Excess Spread Receivables) securing Hedging Obligations;

    (m) Liens on cash or other assets (other than Excess Spread Receivables) securing Warehouse Indebtedness of the Company or its Restricted Subsidiaries;

    (n) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f),(h), (i) and (j); provided, however, that (I) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and
  (II) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses
  (f), (h), (i) or (i), as the case may be, at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement

  (notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "--Certain Covenants-- Limitation on Sale of Assets and Subsidiary Stock"); and

    (o) Liens, other than Liens described in clauses (a)-(n) above, on any assets of the Company or Restricted Subsidiaries to secure Indebtedness if the amount of such Indebtedness to be secured by such Lien, when taken together with (x) the aggregate amount of Indebtedness then outstanding and secured by Liens created pursuant to this clause (o) and (y) the aggregate amount of Warehouse Margin Indebtedness then outstanding, does not exceed 10% of the Consolidated Net Worth of the Company.

  "Permitted Warehouse Indebtedness" means Warehouse Indebtedness; provided, however, that (i) the excess, if any, of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness over (y) the aggregate (without duplication of amounts) realizable value of the assets which secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness, and (ii) any such Indebtedness may not have a term in excess of 364 days.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Pre-Existing Excess Spread Receivable" means an Excess Spread Receivable created on or prior to April 2, 1996.

  "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

  "Principal" of a Debt Security means the principal of the Debt Security plus the premium, if any, payable on the Debt Security which is due or overdue or is to become due at the relevant time.

  "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Rating Agencies" mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and Moody's Investors Service, Inc. or any successor to the respective rating agency businesses thereof.

  "Receivables" means consumer and commercial loans, leases, accounts and other receivables purchased or originated by the Company, any Restricted Subsidiary or a Strategic Alliance Client in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" in respect of a series of Debt Securities means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date of such series or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated

Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided, further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or another Subsidiary or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

  "Registered Security" means any Debt Security issued under the Indenture which is registered as to principal and interest in the Security Register.

  "Related Business" means any consumer or commercial finance business or any financial service business.

  "Restricted Payment" with respect to any Person and in respect of a series of Debt Securities means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly-Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations in respect of such series (other than the purchase, repurchase or other acquisition of such Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment (other than a Permitted Investment) in any Person.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "SEC" means the Securities and Exchange Commission.

  "Senior Indebtedness" in respect of any series of Senior Securities means
(i) Indebtedness of any Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of either clause (i) or (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Debt Securities of such series; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any obligation in respect of Capital Stock of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Stated Maturity" means, with respect to any security or any installment of principal thereof or interest thereon, the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Strategic Alliance Client" means any Person (other than a Restricted Subsidiary) engaged in a Related Business to which the Company or a Restricted Subsidiary of the Company provides, or reasonably expects to provide, financing or asset securitization expertise in return for asset-backed underwriting, placement agent commitments or long-term purchase and sale of assets.

  "Subordinated Obligation" in respect of any series of Debt Securities means any Indebtedness of the Company (whether outstanding on the Issue Date of such series or thereafter Incurred) which is subordinate or junior in right of payment to the Debt Securities of such series pursuant to a written agreement to that effect.

  "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is not an Affiliate of the Company and which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-l" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness of the Company" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests or membership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser exclusively to finance the purchase or origination of Receivables by the Company, a Subsidiary of the Company or a Strategic Alliance Client for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including (i) facilities pursuant to which the Company or a Subsidiary of the Company funds Receivables owned or financed by a Strategic Alliance Client and (ii) any arrangement in which the Company or a Subsidiary of the Company provides Guarantees to a financial institution or other lender with respect to a Strategic Alliance Client for the purpose of inducing such financial institution or other lender to fund the purchase or origination of Receivables by such Strategic Alliance Client.

  "Warehouse Indebtedness" means Indebtedness in connection with a Warehouse Facility; the amount of any particular Warehouse Indebtedness as of any date of determination shall be the greater of:

    (A)(i) with respect to Warehouse Indebtedness relating to a Warehouse Facility described in clause (i) of the definition of Warehouse Facility, the consideration received by the Company or its Restricted Subsidiaries under such Warehouse Facility and not previously repaid to the Holder of such Warehouse Indebtedness or (ii) with respect to Warehouse Indebtedness relating to a Warehouse Facility described in clause (ii) of the definition of Warehouse Facility the maximum amount of the related Guarantee; and

    (B) the book value of the assets securing such Warehouse Facility.

  "Warehouse Margin Indebtedness" means Warehouse Indebtedness which does not constitute Permitted Warehouse Indebtedness solely due to, and shall equal the amount equal to the excess resulting from, the application of clause (i) of the definition of Permitted Warehouse Indebtedness.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

 Denominations, Registration and Transfer

  Unless specified in the Prospectus Supplement, the Debt Securities of any series shall be issuable only as Registered Securities in denominations of U.S.$1,000 and any integral multiple thereof and shall be payable only in U.S. dollars. The Indenture also provides that Debt Securities of a series may be issuable in global form. See "Debt Securities--Book-Entry Debt Securities." Unless otherwise indicated in the Prospectus Supplement, Bearer Securities (other than in global form) will have coupons attached.

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like aggregate principal amount and of like Stated Maturity and with like terms and conditions. If so specified in the Prospectus Supplement, at the option of the Holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the corporate trust office of the applicable Trustee or at any other office or agency of the Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto. (Section 3.05)

  Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States income tax laws and regulations applicable to Debt Securities in effect at the time of such exchange. (Section 3.05)

  Except as otherwise specified in the Prospectus Supplement, in no event may Registered Securities, including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities. (Section 3.05)

  Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax, penalty or other governmental charge payable in connection therewith. (Section 3.05)

  The Company shall not be required to (i) register, transfer or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or to (ii) register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Section 3.05)

 Subordination

  The payment of the principal of (and premium, if any, on) and interest, if any, on the Subordinated Debt is expressly subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness of the Company. (Section 14.01) If so indicated in the applicable Prospectus Supplement, the provisions regarding subordination of the Subordinated Debt set forth in Article Fourteen of the Indenture (or the definition of the term "Senior Indebtedness" or any other term used therein) may differ from the provisions set forth below.

  The Company will not pay principal of, premium (if any) or interest on the Subordinated Debt or make any deposit pursuant to the provisions described under "--Discharge, Legal Defeasance and Covenant Defeasance" below and may not repurchase, redeem or otherwise retire any Subordinated Debt Securities if
(i) any payment of principal, premium (if any) or interests, if any, on any Designated Senior Debt is not paid when due (after giving effect to any applicable grace periods) or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived or has ceased to exist and any such acceleration has been rescinded or such Designated Senior Debt has been discharged or paid in full. However, the Company may make any payment with respect to Subordinated Debt Securities without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or
(ii) of the immediately preceding sentence has occurred and is continuing. (Section 14.03)

  Upon any distribution of the assets of the Company upon a total or partial liquidation or dissolution or any reorganization or similar proceeding (including bankruptcy, insolvency or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the Company's assets and liabilities) relating to the Company or any of its property (except in connection with a merger or consolidation under Article Eight of the Indenture), the Holders of Senior Indebtedness will be entitled to receive payment in full of principal and interest (including interest accrued subsequent to the commencement of any bankruptcy proceeding) with respect to such Senior Indebtedness before the Holders of Subordinated Debt Securities are entitled to receive any payment or distribution of cash, securities (subject to certain exceptions) or other property with respect to the principal of or interest on the Subordinated Debt Securities, and until the Senior Indebtedness is paid in full (including interest accrued subsequent to the commencement of any bankruptcy proceeding), any payment or distribution to which Holders of Subordinated Debt Securities would be entitled but for the subordination provisions of the Indenture will be made to Holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Holders of Subordinated Debt Securities that, due to the subordination provisions, should not have been made to them, such Holders of Subordinated Debt Securities are required to hold it in trust for the Holders of Senior Indebtedness and pay it over to them as their interests may appear. (Section 14.02)

  If payment of the Subordinated Debt Securities is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the Holders of Designated Senior Debt or the representative of such Holders of the acceleration. By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are Holders of Senior Indebtedness may recover more, ratably, than the Holders of Subordinated Debt Securities. (Section 14.03)

  If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the Prospectus Supplement relating thereto, or information incorporated by reference therein, will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

  The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Subordinated Debt Securities pursuant to the provisions described under "-- Discharge, Legal Defeasance and Covenant Defeasance." (Section 14.09)

 Events of Default

  Under the Indenture, "Event of Default" with respect to the Debt Securities of any series means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (1) default in the payment of any interest upon any Debt Security or any payment with respect to the coupons, if any, of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

    (2) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series at its Stated Maturity upon redemption, by declaration or otherwise;

    (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of such series;

    (4) default in the performance, or breach of any covenant or warranty in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the Indenture specifically dealt with or which expressly has been included in the Indenture solely for the benefit of Debt Securities of a series other than such series), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the applicable Trustee or to the Company and the applicable Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied;

    (5) certain events of bankruptcy, insolvency or reorganization with respect to the Company as set forth in the Indenture; or

    (6) any other Event of Default provided with respect to Debt Securities of that series pursuant to the Indenture. (Section 5.01)

  The Indenture requires the Company to file with the applicable Trustee, annually, an officers' certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 12.02) The Indenture provides that the applicable Trustee may withhold notice to the Holders of a series of Debt Securities of any default (except payment defaults on such Debt Securities) if it considers such withholding to be in the interest of the Holders of such series of Debt Securities to do so. (Section 6.02)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or, if any Debt Securities of such series are Discount Securities, such portion of the principal amount of such Discount Securities as may be specified in the terms of such Discount Securities) of the Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the applicable Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount), plus accrued and unpaid interest (and premium, if any) shall become immediately due and payable. Upon payment of such amount in the currency in which such Debt Securities are denominated (except as otherwise provided in the Indenture or specified in the Prospectus Supplement), all obligations of the Company in respect of the payment of principal of the Debt Securities of such series shall terminate. (Section 5.02)

  Subject to the provisions of the Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders of Debt Securities of that series, unless such Holders shall have offered to the applicable Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 5.07) Subject to such provisions for the indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under the Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series provided that such direction does not conflict with law or with the Indenture. (Section 5.12)

  At any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the applicable Trustee as provided in the Indenture, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, by written notice to the Company and the applicable Trustee, may rescind and annul such declaration and its consequences if (1) the Company has paid or deposited with the applicable Trustee a sum in the currency in which such Debt Securities are denominated (except as otherwise provided in the Indenture or specified in the Prospectus Supplement) sufficient to pay (A) all overdue installments of interest on all Debt Securities or all overdue payments with respect to any coupons of such series, (B) the principal of (and premium, if any, on) any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on each Debt Security of such series or upon overdue payments on any coupons of such series at a rate established for such series, and (D) all sums paid or advanced by the applicable Trustee and the reasonable compensation, expenses, disbursements and advances of the applicable Trustee, its agents and counsel; and (2) all Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of Debt Securities of such series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission and waiver will affect any subsequent default or impair any right consequent thereon. (Section 5.02)

 Modification or Waiver

  Without prior notice to or consent of any Holders, the Company and the applicable Trustee, at any time and from time to time, may modify the Indenture for any of the following purposes:

    (1) to evidence the succession of another corporation to the rights of the Company and the assumption by such successor of the covenants and obligations of the Company in the Indenture and in the Debt Securities and coupons, if any, issued thereunder;

    (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities and the coupons, if any, appertaining thereto (and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the Indenture upon the Company;

    (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series);

    (4) to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance thereunder of Debt Securities of any series in bearer form, registrable or not registrable, and with or without coupons, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Debt Securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of any series or any related coupons in any material respect;

    (5) to change or eliminate any of the provisions of the Indenture; provided, that any such change or elimination will become effective only when there is no Outstanding Debt Security issued thereunder or coupon of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply;

    (6) to secure the Debt Securities issued thereunder;

    (7) to supplement any of the provisions of the Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action will not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities issued under such Indenture or any related coupons in any material respect;

    (8) to establish the form or terms of Debt Securities and coupons, if any, as permitted by the Indenture;

    (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or

    (10) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the Indenture and the Debt Securities issued thereunder and the TIA or to make any other provisions with respect to matters or questions arising under the Indenture which will not be inconsistent with any provision of the Indenture; provided, that such other provisions shall not adversely affect the interests of the Holders of Outstanding Debt Securities or coupons, if any, of any series created thereunder prior to such modification in any material respect. (Section 15.01)

  With the written consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification voting together as one class, the Company and the applicable Trustee may modify the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Debt Securities and coupons, if any, under the Indenture; provided, however, that no such modification may, without the consent of the Holder of each Outstanding Debt Security of each such series affected thereby (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the Stated Maturity of or reduce the amount of any payment to be made with respect to any coupon, or change the currency or currencies in which the principal of (and premium, if any) or interest on such Debt Security is denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or adversely affect the right of repayment or repurchase, if any, at the option of the Holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Debt Security, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or limit the obligation of the Company to maintain a paying agency outside the United States for payments on Bearer Securities, or adversely affect the right to convert any Subordinated Debt Security into shares of Common Stock as may be set forth in the Prospectus Supplement; (2) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such modification, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults or Events of Default thereunder and their consequences provided for in such Indenture; (3) modify any of the provisions of the Indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security of each series affected thereby; provided, however, that certain of such modifications may be made without the consent of any Holder of any Debt Security as provided in the preceding paragraph; or (4) in the case of the Subordinated Debt Securities, modify any of the provisions relating to the subordination of the Subordinated Debt Securities in a manner adverse to the Holders thereof. (Section 15.02)

  A modification which changes or eliminates any covenant or other provision of the Indenture with respect to one or more particular series of Debt Securities and coupons, if any, or which modifies the rights of the Holders of Debt Securities and coupons of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities and coupons, if any, of any other series. (Section 15.02)

  In the case of the Subordinated Debt Securities, no modification may adversely affect the rights of any holder of Senior Indebtedness under the subordination provisions of the Indenture without the consent of such holder. (Section 15.02)

  The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of any such series waive, by notice to the applicable Trustee and the Company, any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default
(1) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, or in the payment of any sinking fund installment or analogous obligation with respect to the Debt Securities of such series or (2) in respect of a covenant or provision hereof which pursuant to the second paragraph under "--Debt Securities--Modification or Waiver" cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. Upon any such waiver, such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, for every purpose of the Debt Securities of such series under the Indenture, but no such waiver will extend to any subsequent or other default or Event of Default or impair any right consequent thereon. (Section 5.13)

  The Company may omit in any particular instance to comply with certain covenants in the Indenture (including, if so specified in the Prospectus Supplement, any covenant not set forth in the Indenture but specified in the Prospectus Supplement to be applicable to the Debt Securities of any series issued thereunder, except as otherwise specified in the Prospectus Supplement, and including the covenants relating to the maintenance by the Company of its existence, rights and franchises), if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Debt Securities affected either waive such compliance in such instance or generally waive compliance with such provisions, but no such waiver may extend to or affect any term, provision or condition except to the extent expressly so waived, and, until such waiver becomes effective the obligations of the Company and the duties of the applicable Trustee in respect of any such provision will remain in full force and effect. (Section 15.02)

 Discharge, Legal Defeasance and Covenant Defeasance

  The Indenture with respect to the Debt Securities of any series may be Discharged, subject to certain terms and conditions, when (1) either (A) all Debt Securities and the coupons, if any, of such series have been delivered to the applicable Trustee for cancellation or (B) all Debt Securities and the coupons, if any, of such series not theretofore delivered to the applicable Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice by the applicable Trustee, and the Company, in the case of (i), (ii) or (iii) of subclause (B), has irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust for such purpose an amount in the currency in which such Debt Securities are denominated sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; provided, however, in the event a petition for relief under the applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 123 days after the deposit and the applicable Trustee is required to return the deposited money to the Company, the obligations of the Company under the Indenture with respect to such Debt Securities will not be deemed terminated or Discharged; (2) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (3) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent therein provided relating to the satisfaction and Discharge of the Indenture with respect to such series have been complied with. (Section 4.01)

  If provision is made for the defeasance of Debt Securities of a series, and if the Debt Securities of such series are Registered Securities and denominated and payable only in U.S. dollars, then the provisions of the Indenture relating to defeasance shall be applicable except as otherwise specified in the Prospectus Supplement for Debt Securities of such series. Defeasance provisions, if any, for Debt Securities denominated in a foreign currency or currencies or for Bearer Securities may be specified in the Prospectus Supplement. (Section 13.01)

  At the Company's option, either (1) the Company shall be deemed to have been Discharged from its obligations with respect to Debt Securities of any series (including, in the case of Subordinated Debt Securities, the provisions described under "--Debt Securities--Subordination" herein) ("legal defeasance option") or (2) the Company shall cease to be under any obligation to comply with any obligation of the Company in the Indenture including any restrictive covenants described in the accompanying Prospectus Supplement and any other covenants applicable to the Debt Securities which are subject to covenant defeasance (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination" herein) ("covenant defeasance option") at any time after the applicable conditions set forth below have been satisfied: (A) the Company shall have deposited or caused to be deposited irrevocably with the applicable Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Debt Securities of such series (i) money in an amount, or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (i) and (ii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of (and premium, if any) and interest on, the Outstanding Debt Securities of such series on the dates such installments of interest or principal and premium are due; (B) such deposit shall not cause the applicable Trustee with respect to the Debt Securities of that series to have a conflicting interest with respect to the Debt Securities of any series;
(C) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the

Company is a party or by which it is bound; (D) if the Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the applicable Trustee an opinion of counsel or a letter or other document from such exchange to the effect that the Company's exercise of its legal defeasance option or the covenant defeasance option, as the case may be, would not cause such Debt Securities to be delisted; (E) no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under the provisions of the Indenture relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 123rd day after such date; and (F) certain other opinions, officers' certificates and other documents specified in the Indenture, including, in the case of legal defeasance option, an opinion of counsel or a ruling of the Internal Revenue Service to the effect that such deposit, defeasance or discharge will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under the provisions of the Indenture relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 123rd day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such Debt Securities shall be reinstated in full. (Section 13.03)

 Payment and Paying Agents

  If Debt Securities of a series are issuable only as Registered Securities, the Company will maintain an office or agency where Debt Securities of a series may be presented or surrendered for payment, where Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the Indenture may be served. (Section 3.05)

 Book-Entry Debt Securities

  The Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Notes may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Note"). Payments of principal of (and premium, if any) and interest on Debt Securities represented by a Global Note will be made by the Company to the applicable Trustee and then by such Trustee to the depositary.

  If specified in the applicable Prospectus Supplement, any Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), as depositary, or such other depositary as may be specified in the applicable Prospectus Supplement. In the event that DTC acts as depositary with respect to any Global Notes, the Company anticipates that such Global Notes will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Notes. Additional or differing terms of the depositary arrangements, if any, applicable to the Offered Debt Securities, will be described in the accompanying Prospectus Supplement.

  So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Debt Securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery or Debt Securities in certificated form and will not be considered the owners or Holders thereof under the Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Note.

  If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Notes. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Notes and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Notes. If Registered Securities of any series shall have been issued in the form of one or more Global Notes and if an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing, the Company will issue individual Debt Securities in certificated form in exchange for the relevant Global Notes. (Section 3.04)

  The following is based on information furnished by DTC:

  DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book entry system for the Debt Securities is discontinued.

  To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

  Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date.

The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

  Principal and interest payments on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depositary is not appointed, Debt Security certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Debt Security certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Unless stated otherwise in the applicable Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Notes will be Direct Participants in DTC.

  None of the Company, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have the responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

 Conversion or Exchange Rights

  The terms and conditions, if any, upon which Subordinated Debt Securities being offered are convertible or exchangeable into another series of Debt Securities or shares of Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion or exchange price, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the Holder or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversions or exchanges in the event of the redemption of such Subordinated Debt Securities.

 Concerning the Trustee

  The Company may from time to time maintain deposit accounts and conduct other banking transactions with the Trustee and its affiliated entities in the ordinary course of business.

                             PLAN OF DISTRIBUTION

  The Company may offer and sell the Securities in one or more of the following ways: (i) through underwriters or dealers, (ii) through agents or
(iii) directly to one or more purchasers. The Prospectus Supplement with respect to a particular offering of a series of Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the proceeds to the Company from such sales and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or re-allowed or paid to dealers and any securities exchange, if any, on which such Securities may be listed. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange.

  If underwriters are used in the offer and sale of Offered Securities, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

  Offered Securities may be offered and sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named in, and any commissions payable to such agent will be set forth in or calculable from, the applicable Prospectus Settlement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of the Offered Securities not less than and, unless the Company otherwise agrees, the aggregate amount of the Offered Securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of the Offered Securities will not be subject to any conditions except that (i) the purchase of the Offered Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject, and
(ii) any related sale of the Offered Securities to underwriters shall have occurred. A commission as set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of the Offered Securities pursuant to Delayed Delivery Contracts accepted by the Company. The underwriters will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

  The Debt Securities and the Preferred Stock will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

  Any underwriter, dealer or agent participating in the distribution of the Offered Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold, and any discounts or commissions received by it from the Company and any profit realized by it on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

  Under agreements entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

  Underwriters, dealers and agents also may be customers of, engage in transactions with, or perform other services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  Unless otherwise specified in the applicable Prospectus Supplement, the validity of the Common Stock, the Preferred Stock and the Debt Securities offered hereby will be passed upon for the Company by Dewey Ballantine LLP, New York, New York. Certain other legal matters may be passed upon for the Company by Dewey Ballantine LLP. Certain legal matters in connection with any offering of Securities involving any underwriters or dealers will be passed upon for such underwriters or dealers by counsel to be named in the appropriate Prospectus Supplement.

                                    EXPERTS

  The consolidated financial statements of ContiFinancial Corporation and its subsidiaries as of March 31, 1997 and 1996 and for each of the years in the three-year period ended March 31, 1997 included in the Company's Annual Report on Form 10-K for the year ended March 31, 1997 are incorporated by reference in this Prospectus and have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                   GLOSSARY

Adjustable Rate Mortgages or
 ARMs........................  Mortgages with a variable interest rate which typically adjust off LIBOR or U.S. treasury rates.

"A", "B", "C" and "D" Credit
 Grades......................  A grading system used in the finance industry to reflect a borrower's overall credit quality. The grade assigned by a lender to each borrower is a function of the borrower's historical payment performance on his or her outstanding consumer debt. Sub debt may include credit cards and automobile loans. The Company establishes the prices it will pay for loans based on the borrower's credit profile, prevailing market conditions and other factors.

Broker Loans.................  Loans referred to the Company by brokers.

Commercial/Multi-family
 Loans.......................  Loans secured by commercial properties including multi-family dwellings, self-storage facilities, assisted living and other health-related facilities, and retail and industrial buildings.

Conduits.....................  Stand-alone securitization vehicles where the originator(s), underwriter(s), servicer(s) and seller(s) may all be different parties coming together to generate loans or other assets to be serviced and securitized. Conduits allow smaller originators to sell their assets into a single securitizable pool, thus benefiting from economies of scale and the ability to share the fixed transaction costs associated with securitization.

Covered Loans................  Mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i) total points and fees upon origination in excess of eight percent of the loan amount or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. Treasury Securities.

Debt-to-Income Ratio.........  The ratio of a borrower's monthly debt service requirements to his or her monthly income.

Equipment Leases.............  Leases of assets primarily to commercial users.
                               Leased assets may include office equipment and medical equipment.

Franchise Loans..............  Loans to franchisees of national restaurant chains or other service chains. The loans are secured by fixtures, equipment and cash flows.

Gain on Sale of Receivables..  The gross income from the structuring and sale of loans and other assets into REMICs, owner trusts and grantor trusts. Gain on sale of receivables represents the Excess Spread Receivables less cost of originating and structuring the loans and other assets.

Ginnie Mae ("GNMA"), Fannie
 Mae ("FNMA"), Freddie Mac
 ("FHLMC")...................  Government National Mortgage Association,
                               Federal National Mortgage Association and
                               Federal Home Loan Mortgage Corporation.

Home Equity Loans............  Loans made to borrowers typically for debt consolidation, home improvements, education or refinancing and secured by a first or second mortgage on one- to four-family residential properties.

Interest-only Certificate....  Represents Excess Spread Receivables which represent the right to receive interest
                               payments on a securitization trust's underlying assets and is subject to changes in value due to changes in prepayment rates. Generally, the Interest-Only Certificate is senior to the Residual Certificate(s).

Non-conforming Home Equity
 Loans.......................  Home equity loans made to borrowers whose financing needs cannot be met by traditional financial institutions due to credit exceptions or other factors and cannot be market to agencies such as Ginnie Mae, Fannie Mae and Freddie Mac.

Non-prime Auto Loans and
 Leases......................  Automobile loans or leases secured by new or used automobiles made generally to "B" or "C" Credit Grade borrowers.

Overcollateralization........  The amount by which the outstanding principal balance of assets which have been securitized exceeds the outstanding principal balance of the certificates issued by the related trust. The surplus principal of the assets is available to absorb losses. The amount of overcollateralization required for a securitization is specified for each issuance. Overcollateralization is developed by applying Excess Spread as an accelerated payment of principal on the certificates. Once the required level of overcollateralization is reached, and for so long as such level is maintained, the Excess Spread flows through to the Company.

Purchase Premium Refunds.....  That portion of the premium paid by the Company to a wholesale originator upon purchase of a loan which is required to be repaid by the originator if the loan prepays before a contractually set time.

REMIC........................  Real Estate Mortgage Investment Conduit.

REMICs, Owner Trusts and
 Grantor Trusts..............  Trusts formed to purchase securitizable assets, issue pass-through certificates and make distributions to investors. Such trusts are organized in accordance with the Internal Revenue Code so as to not be subject to corporate tax at the entity level.

Reserve Account..............  A reserve account serves the same purpose as
                               Overcollateralization. However, instead of applying Excess Spread as a payment of principal on the certificates, it is accumulated in an account until a required amount is reached. Funds from this account are available to cover losses realized on loans or other assets held by a trust.

Residual Certificates........  Represent Excess Spread Receivables which are subject to change in value due to prepayment rates and credit losses. The Residual Certificates are subordinate certificates and are in a first loss position.

Securitization...............  The sale by the Company of loans or other assets it has originated or purchased to a trust (or other special purpose entity). Concurrently, the trust issues securities (usually pass-through certificates) to investors in a private placement or a public offering. The Company is paid a purchase price consisting of cash from the proceeds of the sale of the securities and an interest in the loans or other assets securitized generally in the form of Interest-only Certificates and/or Residual Certificates (i.e., the Excess Spread Receivable).

Small Business Loans.........  Loans to small businesses collateralized primarily by accounts receivable. Such loans are not guaranteed by the Small Business Administration or any other government agency.

Strategic Alliance Equity
 Interests...................  Warrants, warrant-like equity participations or other equity investments in Strategic Alliance clients.

Structured Finance
 Transactions................  The securitization of consumer and commercial loans, leases and other receivables, including home equity loans, which are sold through REMICs or other trust structures or in whole loan sales.

Sub-prime Auto Loans and
 Leases......................  Automobile loans or leases made generally to
                               "C-" or "D" Credit Grade borrowers.

Timeshare Loans..............  Loans made to purchase a real property interest in specific units at vacation resort
                               properties. Typically, the borrowers' rights to use and occupy the real property are subject to limitations.

Title I Home Improvement
 Loans.......................  Loans to homeowners, a portion of which is guaranteed by the U.S. government, for the purpose of certain pre-qualified home improvements.

Warehouse Financing..........  Secured loan facilities or purchase commitments provided to asset originators to facilitate the accumulation of securitizable assets prior to securitization. Commitments are typically for one year or less and are designed to fund only securitizable assets.

Wholesale Loans..............  Loans purchased by the Company in bulk sales from mortgage bankers and commercial banks.

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
The Company................................................................  S-2
Recent Developments........................................................  S-2
Use of Proceeds............................................................  S-2
Capitalization.............................................................  S-3
Selected Financial Information.............................................  S-4
Description of the Notes...................................................  S-6
Underwriting...............................................................  S-8
Notice to Canadian Residents...............................................  S-9
Legal Matters.............................................................. S-10
Experts.................................................................... S-10
Special Note Regarding Forward-Looking Statements.......................... S-10
                                PROSPECTUS
Available Information......................................................    3
Incorporation of Certain Documents by Reference............................    3
The Company................................................................    4
Recent Developments........................................................    5
Risk Factors...............................................................    6
Ratios of Earnings to Fixed Charges........................................   13
Use of Proceeds............................................................   13
Description of Securities..................................................   14
Plan of Distribution.......................................................   48
Legal Matters..............................................................   49
Experts....................................................................   49
Glossary...................................................................   50

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                          CONTIFINANCIAL CORPORATION

                                 $200,000,000

                              8 1/8% Senior Notes
                                   Due 2008

                             PROSPECTUS SUPPLEMENT

                          CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

                          MORGAN STANLEY DEAN WITTER

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